Exhibit 99.28

GEOTEXT
Translations, Inc.

STATE OF NEW YORK)
) ss
COUNTY OF NEW YORK)

CERTIFICATION

This is to certify that the attached translation is, to the best of my knowledge and belief, a true and accurate translation from Spanish into English of the attached Request, dated January 16, 2007.

Evan Finch, Project Manager
Geotext Translations, Inc.

Sworn to and subscribed before me

this 19th day of January, 20 07.

BRANDON CARNEY
Notary Public, State of New York
No. 01CA6122227
Qualified in New York County
Commission Expires February 7, 2009

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TO THE SPANISH SECURITIES MARKET COMMISSION

I, Jorge Vega-Penichet López, of legal age, Spanish, domiciled for the purpose of notices at Avenida de Europa 18, Parque Empresarial La Moraleja, Alcobendas 28108, Madrid, bearer of National Identification Document No. 2195235T, representing “Acciona, S.A.” (hereafter, “Acciona”), with Taxpayer Identification Number A-08001851, as Secretary of the Board of Directors, appear and, as is legally proper

STATE

I. Acciona has recently become aware of different reports1 that indicate that E.ON Zwölfte Verwaltungs GMBH (herafter, E.ON) has certain information on Endesa’s activities that is not known by Endesa shareholders, and, in particular, by Acciona. Moreover, this information was not included and evaluated in the Prospectus for E.ON’s takeover bid for Endesa.

The aforementioned reports show that this data has to do with three aspects, among others:

(i) Financial, specifically on the capital expenses planned for the 2007–2009 fiscal years and on Endesa’s possible future profits: that it expected to earn five hundred million euros (€ 500,000,000) more than planned in 2009, and that it also expected to recover an additional two hundred million euros in rate returns in the Canary and Balearic Islands;

(ii) On future risks: Both in relation to the guarantees for the debt of Endesa’s Ibero-American subsidiaries—less than what is known—and guarantees for financing agreements signed with financial entities; and with regard to strategic alliances in Italy (ASM Brescia), France (SNET), Portugal (Tejo Energía), Chile (Enersis), Argentina, Colombia, Peru and Brasil.

(iii) Of a strategic nature, relative to the construction contract for a gas pipeline between Algeria and Spain signed by Medgaz, in which Endesa has a twelve percent stake.

According to an office of the Agencia EFE news agency, which reported the information in question, it comes from the proceedings filed by Gas Natural against E.ON before the Southern District Court in Manhattan (Case 06 CIV 13,607 [DLC]). According to the aforementioned reports, E.ON submitted the support documents for that information to the proceedings at the request of the judge in charge of the case and now, via Gas Natural, that information will become part of the evidence file in the proceedings initiated by Gas Natural

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1 In particular, the information published in the Diario ABC newspaper on December 20, 2006, submitted as Document No. 1.

against E.ON before Commercial Court No.1 of Barcelona (Preliminary Proceedings No. 527.06, Section E).

II. As we will analyze below, detailed knowledge of such information by Endesa shareholders—including Acciona—is extremely useful for making the rational and calculated decisions that best suit their interests. Furthermore, as we will also see, it can be claimed that such data and its timely evaluation by E.ON should be included in the Prospectus or, if not, made public in some other way, because it is needed to allow the shareholders to make a well-founded judgment on E.ON’s takeover bid. For all these reasons, as we will conclude, it is necessary for the Spanish Securities Market Commission to adopt the appropriate measures for that purpose, safeguarding the principles of equal treatment and protection for investors.

III. Acciona, in its capacity as Endesa shareholder, has the legal standing to bring such action (cf. Article 31 LRJ-PAC [Code of Administrative Procedure]), which it expressly hereby initiates pursuant to the following:

PLEADINGS

1. Importance of information in a Public Takeover Bid: the need for shareholders to form a “well-founded judgment.”

Whether seen from a general perspective or analyzed from an individual point of view, the need for extensive and detailed information is essential in a Takeover Bid (hereafter TB). Thus, on one hand, each shareholders should be afforded knowledge of each one of the elements and factors comprising the reality on which the potential contract is to be based, which is necessary to avoid consent that is flawed from the start (cf. Article 1261, Civil Code). And, on the other, all shareholders should be provided with the greatest amount of information possible, because this is the only way to avoid “information asymmetry.” Consequently, the dissemination of information is a mechanism for protecting shareholders—particularly minority shareholders—because it guarantees respect for two governing principles in these matters:

(i)	equal treatment, stipulated in Article 10 of Royal Decree 1197/1991 of July 26, which regulates takeover bids (hereafter – RDTB [Royal Decree on Takeover Bids]); and

(ii)	protection for the investor, contained in Article 13 of law 24/1988 of July 28 on the Securities Market (Securities Market Act).

In order to accomplish these purposes, the RDTB has provided a specific mechanism: all necessary information must be included in the Prospectus for the takeover bid, so that investors have a simple way of obtaining all the bases for making a judgment. Thus, the second paragraph of Section 1 of Article 12 RDTB indicates that the Prospectus must contain “(…) the information needed to allow the persons to whom the offer is addressed to formulate a well-founded judgment on it.” And, for its part, Article 15.3 states that “(…) events or circumstances that are critical for formulating a well-founded judgment on the offer” cannot be excluded from the Prospectus. Precisely for that reason, in order to guarantee that the most information possible is provided to recipients of the offer and ensure that such information is disseminated, Article 15.1. IV of the RDTB, under the heading “Other Information,” establishes a specific section in the structure of prospectuses for Takeover Bids that must contain information that, without strictly falling under the subjective, objective and formal elements of the bid, could contribute to proper formation of the well-founded judgment to which we have referred. In short, the Prospectus is a summary of the essential elements of the contractual offer that the Takeover Bid implies, which demands that special care must be taken to ensure that it contains all information needed for the recipients of the offer to make their final decision with guarantees of truthful and complete knowledge.

2. Importance of the information mentioned in Recital I for forming a well-founded judgment on the takeover bid made by E.ON

As indicated in Recital I of this brief, different press reports make it evident that E.ON has relevant information on financial and strategic aspects, and also aspects related to the risks of Endesa’s activity, which is not accessible for Endesa shareholders, and specifically, for Acciona in its capacity as such. In fact, this information was not included and evaluated in the Prospectus presented by E.ON, and because it is documentary evidence submitted in two court proceedings, its complete and exact contents are only known by the litigants. The press reports give the gist of this information, but not, for obvious reasons, a literal and complete transcription of the content of the documents.

Such complete knowledge, however, is of unquestionable importance for the recipients of the offer. Abstractly, it is relevant because it deals with potential economic risks and forecasts of future earnings: only through access to such information can the individual shareholder, after making a rational and calculated assessment of both the current situation and future outlook, safely reach a decision as to whether accepting the offer is advisable. More specifically, it is also relevant to what extent E.ON’s knowledge of that information may have influenced its forecasts for Endesa. It seems reasonable to suppose that E.ON’s plans and intentions for Endesa’s future activities could have undergone a change after E.ON became aware of aspects relative to Endesa’s future profits, risks and strategies. And, at the same time, it seems logical to suppose that the knowledge of such information has had an effect on the possible and future use of Endesa’s assets by E.ON.

Hence, the information affects aspects that must typically be included in the Prospectus, because Article 15.1. IV, letter a) of the RDTB, states the following verbatim (emphasis ours):

“The objective pursued by the acquisition, expressly mentioning the bidder’s intentions for the future activity of the affected company. If applicable, possible plans relative to the use of the affected company’s assets, and plans involving the affected company’s governing bodies, as well as changes to the affected company’s bylaws and initiatives with regard to trading that company’s stock.”

However, this information is not contained in the Prospectus sent by E.ON to the Spanish Securities Market Comission on November 15, 2006.

3. Investors’ need to know: According to law, the Prospectus should be modified.

Without the need to enter into a discussion of when E.ON became aware of this information, what is unquestionable,2 as explained above, is that both the information and E.ON’s possible plans based on it must be known by all Endesa shareholders, and specifically by Acciona, as demanded by the principles of equal treatment and protection for the investor, and the need for stockholders to be able to form a well-founded judgment on the offer made by E.ON.

The most appropriate way to achieve general knowledge is none other—we believe—than by modifying the Prospectus for the bid made by E.ON, for these specific purposes. In fact, as we indicated, knowledge of such information is relevant for allowing Endesa shareholders to form an idea of the value of their shares. The information may also have influenced two essential aspects of Section IV of the Prospectus: (i) E.ON’s plans and intentions for Endesa’s future activity; and (ii) how E.ON might use Endesa’s assets in the future. Therefore, only the appropriate modification can make the Prospectus comply with its purpose: to assemble the information needed to allow the persons to whom the offer is addressed to formulate a well-founded judgment on it.

Moreover, the Spanish Securities Market Commission is perfectly able to demand the modification, because it has been expressly given the authority to request information in addition to the Prospectus and to initiate and order its modification (cf. Articles 15.2. II, 17.1 and 39 of the RDTB).

This is in no way prevented by the fact that the bid has been authorized, or the circumstance that the RDTB does not explicitly refer to modification of Section IV of the Prospectus. Any prospectus is an open document susceptible to outside decisions, actions or behaviors that unexpectedly take place over the course of a Takeover Bid, before the final settlement. Limiting the possibility of modifying it to the regulated situations listed in the RDTB, or preventing the inclusion of information or events that arise after authorization would be based on mere legal formalism, forgetting the ultimate purpose of the law in question3: allowing shareholders to make a well-founded judgment on the offer presented.

However, the Spanish Securities Market Commission has the final word on how such information should be made known to the recipients of the offer. We should not forget that the Commission not only has the express authority to require information in addition to the Prospectus, but, pursuant to the provisions of Article 13 of the Securities Market Act, it also falls to the Commission to promote the dissemination of as much information as is needed to ensure security market transparency, proper pricing and protection for investors. Therefore, this brief should not only be considered a request for the Commission to exercise its authorities in order to have the Prospectus modified in the terms outlined above, but rather, additionally, as a

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2 If the information in the press reports was properly confirmed.

3 Article 3 of the Civil Code states that, when interpreting legal provisions, the spirit and purpose of the law should be taken into account above all else.

request for any of the measures that are suitable for the claimed purpose: to achieve full knowledge of the information needed to allow shareholders—and, in particular, Acciona—to form a well-founded judgment on the bid made by E.ON.

4. Final statement

Obviously, the premise on which the above considerations are based is the reality of the information mentioned in Recital I. The press reports containing the information are attached as evidence. The information itself is insufficient, but it provides the data needed to easily confirm it, because it accurately identifies the material source of the knowledge: E.ON itself and the lawsuits filed by Gas Natural against E.ON in Barcelona and New York. Hence, we believe that the actions that we have initiated with the Spanish Securities Market Commission should be preceded by a request to remit all documents that contain the information in question. The request may be addressed directly to E.ON or to the Courts mentioned in the second paragraph of Recital I, which contains the information identifying the cases in progress before them.

For the above reasons, I

REQUEST

That the Spanish National Securities Commission consider this brief to have been submitted, along with the attached documents, and by virtue thereof, after conducting the investigations that it deems appropriate and, in particular, the investigation indicated in our Pleading 4, it order E.ON to modify the Prospectus authorized through the Commission resolution of November 16, 2006 in the terms indicated in the body hereof; or, if not, take any other measures aimed at allowing the recipients of the offer to have knowledge of the pertinent information so that they may form a well-founded judgment on it.

Madrid, January 16, 2007

  /s/ Jorge Vega-Penichet